Exhibit 10.1

BOARD REPRESENTATION AGREEMENT

THIS Board Representation AGREEMENT is dated as of November 13, 2020 (this “Agreement”), by and among Sculptor Capital Management, Inc., a Delaware corporation (the “Company”), and Delaware Life Insurance Company (“Delaware Life”).

WHEREAS, Sculptor Capital LP, a Delaware limited partnership, (the “Borrower”), Sculptor Capital Advisors LP, a Delaware limited partnership (“Advisors”), Sculptor Capital Advisors II LP, a Delaware limited partnership (“Advisors II”) the other Guarantors (as defined therein) party thereto from time to time, the Lenders (as defined therein) party thereto from time to time, and the Administrative Agent (as defined therein), entered into that certain Credit and Guaranty Agreement (the “Credit Agreement”), dated as of September 25, 2020; and

WHEREAS, in connection with the transactions contemplated by the Credit Agreement, the Company and Delaware Life desire to establish in this Agreement certain terms and conditions concerning Delaware Life’s representation on the Company’s board of directors (the “Board”).

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

Section 1.01.    Definitions. When used herein (including in the above Preamble and Recitals) the following terms shall have the following meanings: “Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person; provided, Delaware Life shall not be deemed to be an Affiliate of the Company, and vice versa. For the purposes of this Agreement, “Control” (including, with correlative meanings, the terms “Controlling,” “Controlled by” and “under common Control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Beneficially Own” shall have the same meaning set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; provided, no Person shall be deemed to beneficially own any Voting Stock that is subject to a swap agreement or other similar agreement that transfers, in whole or in part, any economic consequences of ownership of such Voting Stock. The terms “Beneficial Owner” and “Beneficial Ownership” shall have a correlative meaning.

“Board” shall have the meaning set forth in the recitals.

“Board Right Period” means the period from the date of this Agreement until the date on which the Board Right Termination Event occurs.

“Board Right Termination Event” means the date upon which the Delaware Life Group ceases to Beneficially Own Voting Stock of the Company equal to at least the Ownership Threshold.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Change of Control” means, with respect to a person, at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), has become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the voting interests in the Equity Interests of such person on a fully diluted basis.

“Company” has the meaning set forth in the Preamble.

“Confidential Information” means any and all confidential or proprietary information, including business information, intellectual property, know-how, research and development information, plans, proposals, technical data, copyright works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists of the Company or any Subsidiary of the Company.

“Credit Agreement” has the meaning set forth in the Recitals.

“Delaware Life” has the meaning set forth in the Preamble.

“Delaware Life Group” means Delaware Life, its Affiliates and the entities set forth on Schedule 1 of this Agreement (which Schedule 1 may be amended from time to time upon mutual agreement of the parties hereto).

“Director” means any member of the Board.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing; provided, that Equity Interests shall not include convertible indebtedness prior to conversion.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, the rules and regulations promulgated thereunder, and any successor statute.

“FINRA” means the Financial Industry Regulatory Authority.

“Group” means two or more Persons acting together, pursuant to any agreement, arrangement or understanding, for the purpose of acquiring, holding, voting or disposing of securities as contemplated by Rule 13d-5(b) of the Exchange Act.

“Holder Designee” shall have the meaning set forth in Section 2.01(a).

“Law” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization or certificate of formation, as amended, and its operating agreement, as amended.

“Ownership Threshold” means, at any time of determination, the Beneficial Ownership of fifty percent (50%) of the Voting Stock of the Company Beneficially Owned by the Delaware Life Group immediately following the closing under the Credit Agreement.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governmental authorities.

“Representatives” shall, with respect to any party hereto, such party or any of its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents and/or representatives.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, and any successor statute.

“Subsidiaries” means, of a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone and/or through and/or together with any other Subsidiary): (i) owns, directly or indirectly, at least 50% of the securities, partnership or other ownership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body, of such legal entity or (ii) of which the specified Person controls the management.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

Section 1.02.    Interpretation. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Article, Section, Appendix or Exhibit shall be to an Article, Section, Appendix or Exhibit hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The words “herein,” hereof,” “hereto,” and “hereunder” and similar words refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause of in this Agreement. Any definition of or reference to any agreement, instrument or other document (including any Organizational Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns. Any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

ARTICLE II

CORPORATE GOVERNANCE

Section 2.01.    Board Representation.

(a)    Within 15 days following the closing of the Credit Agreement, the Board shall appoint one individual designated by Delaware Life to serve on the Board (the “Holder Designee”); provided, that such Holder Designee shall satisfy the applicable requirements set forth in Section 2.01(b); provided, further, that upon the occurrence of the Board Right Termination Event, Delaware Life shall promptly cause the Holder Designee, if then serving on the Board, to resign, effective immediately, from the Board and from any committees or subcommittees thereof to which such Holder Designee is then appointed or on which he or she is then serving, and the right of Delaware Life to designate such Holder Designee shall terminate.

(b)    Notwithstanding anything to the contrary set forth in this Agreement, a Holder Designee designated by Delaware Life pursuant to Section 2.01 (i) shall not be prohibited or disqualified from serving as a director of a public company pursuant to any applicable rule or regulation of the SEC or securities exchange on which the Company’s Equity Interests are listed or pursuant to applicable Law, (ii) shall, prior to his or her appointment or election to the Board, provide an executed resignation letter, in substantially the form attached hereto as Exhibit A, resigning from the Board and from any committees or subcommittees thereof to which he or she is then appointed or on which he or she is then serving upon the occurrence of the Board Right Termination Event and (iii) shall, in the good faith reasonable judgement of the Nominating, Corporate Governance and Conflicts Committee of the Board, satisfy the requirements set forth in the Company’s Organizational Documents and the Corporate Governance Guidelines and Code of Business Conduct and Ethics included in the corporate governance section of the Company’s website, in each case, as in effect from time to time. The initial designee to serve as the Holder Designee shall be Bharath Srikrishnan, who has been approved pursuant to Section 2.01(b)(iii).

(c)    During the Board Right Period, the Company shall use commercially reasonable efforts to procure, at each annual general meeting of the stockholders of the Company occurring during the Board Right Period at which the term of the Holder Designee will expire in accordance with the Company’s Organization Documents, the election or re-election, as the case may be, of the applicable Holder Designee to the Board, including by (i) nominating such Holder Designee for election to serve as a Director as provided in this Agreement, (ii) subject to compliance by Delaware Life with Section 2.01(f), including such nomination and other required information regarding such Holder Designee in the Company’s proxy materials for such meeting of stockholders and (iii) soliciting or causing the solicitation of proxies in favor of the election of such Holder Designee as a Director, for a term expiring at the next annual general meeting of stockholders at which members of the class of Directors to which the Holder Designee belongs are to be elected or re-elected, as the case may be, or until such Holder Designee’s successors shall have been elected and qualified, or at such earlier time, if any, as such Holder Designee may resign, retire, die or pursuant to this Agreement be removed as a Director, including upon the occurrence of a Board Right Termination Event in accordance with the terms of this Agreement.

(d)    Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to procure the election or re-election of any individual pursuant to Section 2.01(c) if such individual shall have previously been designated by Delaware Life pursuant to Section 2.01(a) or Section 2.01(c) and nominated by the Company for election or re-election, as the case may be, as a Director as provided in Section 2.01(c), and, following the vote of stockholders at the annual general meeting of stockholders of the Company, shall have failed to be elected or re-elected, as the case may be, as a Director by the requisite vote of the Company’s stockholders. For the avoidance of doubt, in such event, Delaware Life shall have the right to designate a different Holder Designee and the provisions of Section 2.01(c) and 2.01(d) shall apply to such replacement Holder Designee.

(e)    During the Board Right Period, (i) Delaware Life shall have the right (but not the obligation), upon written notice to the Company, to designate a Holder Designee to replace a Holder Designee who shall have resigned, retired, died or been removed from office (for any reason), (ii) the provisions of Section 2.01(c) and Section 2.01(d) shall apply to any such replacement Holder Designee and (iii) promptly following the receipt of written notice from Delaware Life as contemplated above following the resignation, retirement, death or removal from office of such Holder Designee, the Board shall appoint such replacement Holder Designee to serve on the Board in place of such former Holder Designee who has resigned, retired, died or been removed from office, in the class of Directors previously including such former Holder Designee.

(f)    Not less than ninety (90) nor more than one hundred twenty (120) days prior to the anniversary of the prior year’s annual meeting of stockholders of the Company occurring during the Board Right Period at which members of the class of Directors to which the Holder Designee belongs are to be elected, Delaware Life shall (i) notify the Company in writing of the name of the Holder Designee to be nominated for election at such meeting and (ii) provide, or cause such Holder Designee to provide, to the Company, all information concerning such Holder Designee and his or her nomination to be elected as a Director at such meeting.

(g)    Notwithstanding anything in this Section 2.01 to the contrary, the Company will not be obligated to take any action in respect of any Holder Designee pursuant to Section 2.01(c) if Delaware Life shall have failed, in any material respect, to provide, or cause to be provided, any notice or information required by Section 2.01(f); provided, that the foregoing shall not in any way infringe upon or otherwise limit any remedy the Company may have with respect to such breach.

(h)    If the presence of the Holder Designee on the Board shall, in the reasonable judgment of the Board, violate, or, upon advice of outside counsel, be reasonably likely to violate, applicable Law or otherwise impair, or be reasonably likely to impair, the Board’s exercise of its fiduciary duties, Delaware Life shall cause the then-serving Holder Designee to resign (subject to Delaware Life’s right to designate a replacement Holder Designee in accordance with Section 2.01(e)) or, if reasonably sufficient, recuse himself or herself.

(i)    Directors of the Company are subject to removal pursuant to the applicable provisions of the organization documents of the Company; provided, however, for as long as this Agreement remains in effect, subject to applicable law, the Holder Designee may only be removed with the consent of Delaware Life, unless such removal is for cause.

(j)    At all times, the Holder Designee (i) while serving as a member of the Board, shall be entitled to coverage under any “directors’ and officers’” liability insurance maintained by the Company (or any person on behalf of the Company) and (ii) shall be entitled to all other rights to indemnification, advancement of expenses and exculpation, in each case, as are then made available to directors generally. For the avoidance of doubt, no adverse amendment to such rights will be effective as to a Holder Designee without such Holder Designee’s written consent.

Section 2.02.    Use of Information.

(a)    Notwithstanding anything in this Agreement to the contrary, the Holder Designee shall keep confidential and not publicly disclose discussions, or the Board’s views on matters considered, in meetings of the Board and Board committees, unless previously disclosed publicly by the Company.

(b)    Delaware Life shall not publicly disclose any Confidential Information received from the Holder Designee, except to the extent such information (i) has or has become generally known or available to the public through no breach of this section (b) by Delaware Life, (ii) was lawfully obtained by Delaware Life other than through the Holder Designee or (iii) was obtained from, or available to Delaware Life by, a third party which, to Delaware Life’s knowledge after due inquiry, was not bound by any confidential obligation to the Company which would prohibit such third party from disclosing such information to Delaware Life.

(c)    In the event that the Holder Designee or Delaware Life is compelled or required (orally or in writing) by a regulatory authority, Law, regulation, subpoena, court order, deposition, legal proceeding, civil investigative demand or investigation by any governmental authority or agency or other similar legal process to disclose any Confidential Information, the Holder Designee or Delaware Life (as applicable) shall promptly notify the Company in writing so that the Company may, at its sole expense, seek a protective order and/or file other motions to prevent the production or disclosure of Confidential Information. If such motion has been denied, then the Holder Designee or Delaware Life (as applicable) may disclose only such portion of the Confidential Information which is required to be disclosed; provided, that (A) the Holder Designee or Delaware Life (as applicable) shall use commercially reasonable efforts to preserve the confidentiality of the remainder of the Confidential Information and (B) the Holder Designee or Delaware Life (as applicable) shall not, and shall not permit any of its Representatives to, oppose any motion for confidentiality brought by the Company in accordance with this Section 2.02(b). For the avoidance of doubt, the Holder Designee and Delaware Life will continue to be bound by its respective obligations pursuant to this Section 2.02(b) for any Confidential Information that is not required to be disclosed pursuant to the immediately preceding sentence above, or that has been afforded protective treatment pursuant to such motion.

(d)    Delaware Life shall not, and shall cause its Representatives and controlled Affiliates to not, use material non-public information obtained by any Holder Designee at any meetings of the Board or Board committees in a manner prohibited by applicable Law, including trading any securities of the Company while in possession of such material non-public information to the extent such trading would violate applicable Law. Delaware Life shall be responsible for any breach of this Agreement by any of its Representatives and controlled Affiliates.

ARTICLE III

MISCELLANEOUS

Section 3.01.    Termination. This Agreement shall automatically terminate and be of no further force and effect upon the earlier of (a) five (5) days after the occurrence of the Board Right Termination Event and (b) the consummation of a Change of Control with respect to the Company in which all Voting Stock of the Company is exchanged for cash consideration or Equity Interests of a Person that is not an Affiliate of the Company.

Section 3.02.    Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 3.03.    Notices. Whenever notice is required to be given under this Agreement, including, unless otherwise provided herein, such notice shall be given in writing, (i) if delivered (a) from within the domestic United States, by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, electronic mail or by facsimile or (b) from outside the United States, by International Federal Express, electronic mail or facsimile, and (ii) will be deemed given (A) if delivered by first-class registered or certified mail domestic, three (3) Business Days after so mailed, (B) if delivered by nationally recognized overnight carrier, one (1) Business Day after so mailed, (C) if delivered by International Federal Express, two (2) Business Days after so mailed and (D) at the time of transmission, if delivered by electronic mail to the email address specified in this Section 3.03 prior to 5:00 p.m. (New York time) on a Business Day, and (E) the next Business Day after the date of transmission, if delivered by electronic mail to the email address specified in this Section 3.03 on a day that is not a Business Day or later than 5:00 p.m. (New York time) on any Business Day, and will be delivered and addressed as follows:

If to the Company, to:

Sculptor Capital Management, Inc.

9 West 57th Street

New York, NY 10019

Attention: Chief Legal Officer and Corporate Secretary

Email: SCU-LoanNotices@sculptor.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention: Craig E. Marcus

Email: craig.marcus@ropesgray.com

If to Delaware Life, to:

Delaware Life Insurance Company

1601 Trapelo Road, Suite 30

Waltham, MA 02451

Attention: Matt Paster & Jamie Millard

Email: InvestmentOps@delawarelife.com; Matthew.Paster@delawarelife.com;

Jamie.Millard@delawarelife.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Board Street

New York, NY 10004

Attention: Ari B. Blaut

Email: blauta@sullcrom.com

Such addresses may be changed, from time to time, by means of notice given in the manner provided in this Section 3.03.

Section 3.04.    Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.05.    Consent to Jurisdiction. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 3.03; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT EACH PARTY RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 3.06.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 3.06AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 3.07.    Waivers. Waivers under this Agreement are only valid and binding if in writing and duly executed by the party against whom enforcement of the waiver is sought. Waivers waive only the specific matter described in the written waiver and do not impair the rights of the party granting the waiver in other respects or at other times. A party’s waiver of a breach of any provision of this Agreement, or failure (on one or more occasions) to enforce a provision of, or to exercise a right under, this Agreement, will not constitute a continuing waiver of the same or of a similar breach, or of such provision or right at another time or in another context.

Section 3.08.    Assignment. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion. Any purported assignment without such prior written consents shall be void ab initio.

Section 3.09.    No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement.

Section 3.10.    Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 3.11.    Headings. Section headings herein are included for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 3.12.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 3.13.    Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Company and Delaware Life of written or telephonic notification of such execution and authorization of delivery thereof.

Section 3.14.    Entire Agreement. This Agreement constitutes the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties or their respective affiliates with respect to the subject matter hereof is superseded by this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

SCULPTOR CAPITAL MANAGEMENT, INC.

By:	/s/ Thomas M. Sipp
Name:	Thomas M. Sipp
Title:	Chief Financial Officer and Executive Managing Director

DELAWARE LIFE INSURANCE COMPANY

By:	/s/ James F. Alban
Name:	James F. Alban
Title:	Authorized Signer

Exhibit A

[Date]

Board of Directors of Sculptor Capital Management, Inc.

9 West 57th Street

New York, NY 10019

Ladies and Gentlemen,

I hereby resign from the Board of Directors of Sculptor Capital Management, Inc., and from any and all committees and subcommittees thereof to which I have been appointed or on which I serve, subject to, and effective immediately without further action upon, (i) the occurrence of the “Board Right Termination Event” (as defined in the Board Representation Agreement, dated as of November 13, 2020, by and among Sculptor Capital Management, Inc. and Delaware Life Insurance Company) or (ii) the prior written request of Delaware Life Insurance Company. This resignation may not be withdrawn by me at any time.

Sincerely,

[Name]